EXHIBIT 5.1

[LATHAM & WATKINS LETTERHEAD]

November 4, 2003

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Re:	Registration Statement No. 333-108518; up to 8,625,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Tessera Technologies, Inc., a Delaware corporation (the “Company”), of up to 8,625,000 shares (including up to 1,125,000 shares subject to the underwriters’ over-allotment option) of common stock, par value $0.001 per share (the “Shares”), 3,000,000 shares (the “Primary Shares”) of which are being offered by the Company and up to 5,625,000 shares (including up to 1,125,000 shares subject to the underwriters’ over-allotment option) (the “Secondary Shares”) of which are being offered by certain stockholders of the Company, under the Securities Act of 1933, as amended, on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2003 (File No. 333-108518), as amended by Amendment No. 1 filed with the Commission on September 25, 2003, Amendment No. 2 filed with the Commission on October 6, 2003, Amendment No. 3 filed with the Commission on October 20, 2003, and Amendment No. 4 filed with the Commission on October 27, 2003 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof, (i) the Shares have been duly authorized by all necessary corporate action of the Company, (ii) the Primary Shares, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, and (iii) the Secondary Shares have been validly issued and are fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”.

Very truly yours,

/s/ Latham & Watkins LLP